Exhibit 1

JOINT FILING AGREEMENT

This AGREEMENT is dated as of April 12, 2010, between Bart Gleave and MYTOGE Development, LLC, a Utah limited liability company.

W I T N E S S E T H:

WHEREAS, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934 (the "Act"), only one Statement and any amendments thereto need be filed whenever two or more persons are required to file such a Statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such Statement or any amendments thereto is filed on behalf of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Bart Gleave and MYTOGE Development, LLC do hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a Statement on Schedule 13D relating to their beneficial ownership of the Common Stock and Series B Preferred Stock of NextFit, Inc., a Nevada corporation, and do hereby further agree that said Statement shall be filed on behalf of each of them.

/s/ Bart Gleave

Bart Gleave

MYTOGE DEVELOPMENT, LLC

/s/ Bart Gleave

Bart Gleave, Managing Member